Exhibit 3.92

AMENDED AND RESTATED OPERATING AGREEMENT

OF

THE PTR GROUP, LLC

THIS AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) of The PTR Group, LLC, a Virginia limited liability company (the “Company”), is made and entered into as of February 2, 2018, by Fulcrum IT Services, LLC, a Virginia limited liability company, as the sole member (the “Sole Member”).

WHEREAS, the Sole Member desires to amend and restate the Operating Agreement of the Company.

NOW, THEREFORE, the Sole Member hereby agrees as follows:

1.    Name. The name of the Company is The PTR Group, LLC. The Company may adopt and conduct its business under such other name or names as the Sole Member may from time to time determine.

2.    Formation. The Company was formed as a limited liability company upon the conversion of the Company from a corporation to a limited liability company in accordance with Section 13.1-722.9(A) of the Virginia Stock Corporation Act pursuant to the filing of Articles of Entity Conversion for the Company with the Virginia State Corporation Commission on January 30, 2018. The Sole Member shall prepare and file such instruments in such locations as may from time to time be needed and otherwise shall preserve and facilitate the Company’s ability and right to carry on its business for the purposes set forth in this Agreement.

3.    Principal Place of Business. The principal office and the principal place of business of the Company shall be as determined by the Sole Member from time to time. The principal office and place of business of the Company may be changed and the business of the Company may be conducted at such other or additional place or places as the Sole Member may from time to time determine.

4.    Address and Registered Agent. The registered address of the Company in Virginia and the Company’s registered agent at such address is set forth in the Articles of Organization of the Company (the “Articles”).

5.    Duration. The term of the Company shall be perpetual, unless the Company is earlier dissolved in accordance with the provisions of this Agreement.

6.    Purpose. The Company is authorized to engage in any lawful business activity and may carry on any and all other lawful activities as may be permitted under the Act.

7.    Membership Interests. The capital of the Company will be represented by membership interests (the “Membership Interests”). As of the date of this Agreement, the Sole Member holds one hundred percent (100%) of the Membership Interests. The Sole Member may make such rules and regulations as the Sole Member may deem appropriate concerning the issuance and registration of Membership Interests, including the issuance of certificates representing Membership Interests. Unless the Sole Member resolves otherwise, Membership Interests will be issued without certificates.

8.    Capital Contributions. Capital contributions to the Company (the “Capital Contributions”) shall consist of cash or any other form of contribution permitted by the Act. The Sole Member shall not be required to contribute any Capital Contributions to the Company, to lend any funds to the Company or to pay any other contributions, assessments or payments to the Company in addition to its initial Capital Contribution.

9.    Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Sole Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being the Sole Member, except and only to the extent as otherwise expressly required by law.

10.    Management.

a.    Management. The Company shall be a “member-managed limited liability company” as defined in Section 13.1-1 002 of the Act, and the responsibility and control of the management and conduct of the Company’s day-to-day activities and operations shall be vested in the Sole Member and such officers as the Sole Member appoints in its sole discretion.

b.    Delegation of Authority. The Sole Member may from time to time appoint one or more officers to conduct the Company’s business and affairs on the Sole Member’ behalf, each of whom shall serve in such capacity until he or she is removed from such office by the Sole Member in its discretion or until he or she resigns or otherwise is unable to fulfill the obligations of such office. The officers will have such roles, duties and responsibilities as are commonly incident to such officers, and will perform such other duties and have such other powers as the Sole Member designates from time to time, and as set forth below:

i.    Chief Executive Officer. Subject to any limitations imposed by this Agreement, the Act or any employment agreement with the Company or the Sole Member, any employee plan or any determination by the Sole Member, the Chief Executive Officer, subject to the general control of the Sole Member, shall be the chief operating officer of the Company and, as such, shall be responsible for the management and direction of the day-to-day business and affairs of the Company, its officers, employees and agents, shall supervise generally the affairs of the Company, and shall have full authority to execute all documents and take all actions that the Company may legally take. Any person or entity dealing with the Company may rely on the authority of the Chief Executive Officer as to all such Company actions without further inquiry. The Chief Executive Officer shall exercise such other powers and perform such other duties as may be assigned to him by this Agreement or the Sole Member, including the duties and any powers stated in any employment agreement with the Company or the Sole Member.

ii.    Vice President. Each Vice President shall have such powers and discharge such duties as may be assigned from time to time to such Vice President by the Chief Executive Officer or by the Sole Member.

iii.    Secretary. The Secretary shall be custodian of all records (other than financial), shall see that the books, reports, statements, certificates and all other documents and records required by law are properly kept and filed, and, in general, shall perform all duties commonly incident to his office and shall perform such other duties and have such other powers as may, from time to time, be assigned to him or her by this Agreement, the Sole Member or the Chief Executive Officer.

iv.    Chief Financial Officer and Treasurer. The Chief Financial Officer and Treasurer shall keep or cause to be kept the books of account of the Company and shall render statements of the financial affairs of the Company in such form and as often as required by this Agreement, the Sole Member, or the Chief Executive Officer. The Chief Financial Officer and Treasurer, subject to the order of the Sole Member, shall have the custody of all funds and securities of the Company. During the absence or disability of the Chief Executive Officer, the Chief Financial Officer and Treasurer shall exercise all functions of the Chief Executive Officer, except as limited by resolutions of the Sole Member. The Chief Financial Officer and Treasurer shall perform all other duties commonly incident to his or her office and shall perform such other duties and have such other powers as this Agreement, the Sole Member or the Chief Executive Officer may designate from time to time.

c.    Indemnification of the Sole Member. To the fullest extent permitted under the Act, the Sole Member shall not be liable for any debts, obligations or liabilities of the Company or each other, whether arising in tort, contract or otherwise, solely by reason of being a Member.

d.    Indemnification of Officers. To the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, the Company shall indemnify and hold harmless each officer from and against any and all claims asserted against or incurred by such officer arising out of or in connection with such officer’s conduct in carrying out the Company’s purposes; provided, however, that no officer shall be indemnified for any liability for fraud, intentional misconduct, gross negligence, or a knowing violation of the law that was material to the cause of action.

11.    Authority of the Sole Member. The Sole Member shall have all the rights, powers and authority necessary to manage and control the day to day activities and operations of the business and affairs of the Company, to do or cause to be done any and all acts, at the expense of the Company, deemed by the Sole Member to be necessary, convenient or incidental to the conduct of the business of the Company. Without limiting the foregoing, the Sole Member shall have the power and authority granted under the Act to:

(a)    enter into management agreements with any affiliate pursuant to which the management, supervision, or control of the business or assets of the Company may be delegated to such affiliate for reasonable compensation;

(b)    execute, acknowledge, verify, and file any notifications, applications, statements, agreement and other filings or documents that the Sole Member considers necessary or desirable;

(c)    do any or all of the foregoing, discretionary or otherwise, through agents selected by the Sole Member and compensated or uncompensated by the Company; and

(d)    take any other actions and execute any other contracts, documents, and instruments that it deems appropriate to carry out the intent of this Agreement and operate the business of the Company.

12.    Meetings; Actions without a Meeting. To the extent permitted by the Act, the Company shall not be required to hold annual meetings of members. Whenever under the Act, the Articles or this Agreement the Sole Member is required or permitted to take any action by vote, such action may, to the extent permitted by the Act, be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken shall be signed by the Sole Member.

13.    Accounting Allocations. The Company’s profits and losses shall be allocated entirely to the Sole Member.

14.    Distributions. Distributions shall be made to the Sole Member at the times and in the aggregate amounts determined by the Sole Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Sole Member on account of its interest in the Company if such distribution would violate the Act or any other applicable law.

15.    Financial Records. The books and records of the Company shall be maintained at the principal office of the Company, or at such other office as the Sole Member may designate.

16.    Transfers; Assignments. The Sole Member may sell, exchange, pledge or otherwise transfer or assign, in whole or in part, its Membership Interests in the Company.

17.    Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the consent of the Sole Member. Prior to the admission of any such additional member of the Company, the Sole Member shall amend this Agreement to make such changes as the Sole Member shall determine, including to reflect the fact that the Company shall have more than one member; provided, however, that a failure to so amend this Agreement will not invalidate any otherwise valid assignment or transfer made by the Sole Member.

18.    Dissolution. The Company shall be dissolved upon the occurrence of any of the following events: (i) the written agreement of the Sole Member; or (ii) upon judicial dissolution. Notwithstanding any provision to the contrary in this Agreement or the Act, the dissolution, termination or bankruptcy of the Sole Member shall not operate to dissolve the Company, but the Company shall continue between or among the successor or successors in interest of the dissolved member.

19.    Successors and Assigns. The covenants and agreements herein contained shall bind and inure to the benefit of all of the parties hereto and their successors and assigns.

20.    No Third Party Beneficiaries. Except as set forth in Section 11 hereof, no person other than a party hereto shall have any rights or remedies under this Agreement.

21.    Applicable Law. This Agreement shall be governed by and construed under the laws of the Commonwealth of Virginia without regard to Virginia conflict of laws principles.

22.    Entire Agreement. This Agreement represents the entire understanding and agreement of the parties with respect to the subject matter of and the transactions contemplated by this Agreement. This Agreement is intended to be an “operating agreement” within the meaning of Section 13.1-1002 of the Act.

23.    Other Instruments. The Sole Member hereby agrees to execute and deliver to the Company such other and further documents and instruments, statements of interest and holdings, designations, powers of attorney and other instruments, and to take such other action as the Company deems necessary, useful or appropriate to comply with any laws, rules or regulations, as may be necessary to enable the Company to fulfill its purposes under this Agreement.

24.    Severability. Every term and provision of this Agreement is intended to be severable, and if any term or provision of this Agreement is illegal, invalid or unenforceable for any reason whatsoever, such illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of the remainder of this Agreement. Any invalid, illegal or unenforceable provision will be substituted by a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

25.    Amendment. This Agreement may be amended only in a writing signed by the Sole Member.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE ON FOLLOWING PAGE)

IN WITNESS WHEREOF, the undersigned has executed and delivered this Operating Agreement of The PTR Group, LLC as of the date first set forth above.

Sole Member:

Fulcrum IT Services, LLC

By:
Name:
Title:

[Signature Page to Amended and Restated Operating Agreement of The PTR Group, LLC]